 As filed with the Securities and Exchange Commission on February 11, 2009
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

LaserCard Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0176309 (I.R.S. Employer Identification No.)

1875 North Shoreline Blvd Mountain View, California (Address of principal executive offices)	94043-1319 (Zip Code)

Stock Options and Restricted Stock Award
Granted to Robert T. DeVincenzi
Full title of the plan

Steven G. Larson
Vice President and Chief Financial Officer
LaserCard Corporation
1875 North Shoreline Blvd
Mountain View, California 94043
(650) 969-4428
(Name, address and telephone number of agent for service)
Copy to: Timothy Curry O’Melveny & Myers LLP 2765 Sand Hill Road Menlo Park, CA 94025 Telephone: (650) 473-2600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value, to be issued under the Award Agreements.	570,000(1)(2)	$3.36(3)	$1,915,200	$76

(1)	The securities to be registered include options and rights to acquire $0.01 par value common stock (“Common Stock”) of LaserCard Corporation, a Delaware corporation (the “Registrant”).
(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this registration statement also covers any additional indeterminate number of shares, options and rights that may be offered or issued pursuant to two Non-Statutory Stock Option Agreements dated June 2, 2008 between the Registrant and Robert T. DeVincenzi and a Restricted Stock Award Agreement dated June 2, 2008 between the Registrant and Mr. DeVincenzi (the “Award Agreements”) as a result of one or more adjustments under the Award Agreements to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions

(3)
Estimated pursuant to Rule 457(h) under the Securities Act solely for the purposes of calculating the registration fee, based upon the average of the high and low sales prices of the Registrant’s Common Stock on the Nasdaq Global Market on February 5, 2009.

______________________________

This Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I
INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

Item 1.    Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8 and with Rule 428 under the Securities Act of 1933, as amended ("Securities Act").  The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the participant as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (“Commission”) are hereby incorporated by reference in this Registration Statement:

(a)           The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008, filed on June 6, 2008;

(b)           Registrant’s Quarterly Report on Form 10-Q for the quarterly periods ended June 30, 2008, September 30, 2008, and December 31, 2008, filed on August 5, 2008, November 10, 2008, and February 10, 2009, respectively.

(c)           The Registrant’s Current Reports on Form 8-K filed on February 4, 2009, January 9, 2009, September 22, 2008, September 10, 2008, July 25, 2008, June 12, 2008 (and amended by Form 8-K/A on June 23, 2008), June 6, 2008, and April 2, 2008.

(d)           All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), since the end of the fiscal year covered by the Annual Report referred to in (a) above.

(e)           The description of Registrant's common stock contained in the Registrant's General Form for Registration of Securities on Form 10 filed on June 27, 1972 for such common stock filed under Section 12 of the Exchange Act.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article Tenth of the Registrant's Amended and Restated Certificate of Incorporation (Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2005, filed on June 15, 2005) and Section 4.6.5 re Vice Chairman of the Registrant's Amended and Restated By-Laws (Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q for period ended December 31, 2007, filed on February 5, 2008) provide for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law. In addition, the Registrant maintains insurance which provides for the indemnification of its directors and officers against certain losses (including costs of defense) that may arise in connection with claims made against them for certain of their actions in such capacity.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

See Index to Exhibits, which list of exhibits is incorporated herein by reference.

Item 9.    Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)         to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on the 11th day of February, 2009.

LASERCARD CORPORATION

By	/s/ Robert T. DeVincenzi
Robert T. DeVincenzi
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Robert T. DeVincenzi and Steven G. Larson, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Robert T. DeVincenzi	Director, President and Chief Executive Officer (Principal Executive Officer)	February 11, 2009
Robert T. DeVincenzi

/s/ Steven G. Larson	Vice President of Finance and Treasurer (Principal Financial Officer and Principal Accounting Officer)	February 11, 2009
Steven G. Larson

/s/ Bernard C. Bailey	Chairman of the Board and Director	February 7, 2009
Bernard C. Bailey

/s/ Donald E. Mattson	Vice Chairman of the Board and Director	February 10, 2009
Donald E. Mattson

/s/ Arthur H. Hausman	Director	February 6, 2009
Arthur H. Hausman

/s/ Albert J. Moyer	Director	February 11, 2009
Albert J. Moyer

/s/ Walter F. Walker	Director	February 9, 2009
Walter F. Walker

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1
Form of June 2, 2008 Restricted Stock Award of Robert T. DeVincenzi filed as Exhibit 10.2 to Form 10-Q for the quarter ended June 30, 2008, filed with the SEC on August 5, 2008, and incorporated herein by reference

4.2
Forms of June 2, 2008 Non-Statutory Stock Option Agreements of Robert T. DeVincenzi filed as Exhibit 10.3 to Form 10-Q for the quarter ended June 30, 2008, filed with the SEC on August 5, 2008, and incorporated herein by reference

5	Opinion of O’Melveny & Myers LLP

23.1	Consent of Odenberg, Ullakko, Muranishi & Co. LLP, Independent Registered Public Accounting Firm

23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 5)

24	Power of Attorney (included in this Registration Statement under “Signatures”)